Exhibit 2

BRASIL TELECOM S.A.

Corporate Taxpayers’ Registry CNPJ/MF No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

MATERIAL FACT

Brasil Telecom S.A. (the “Company”), in accordance with CVM Instruction No. 358/02, hereby informs its shareholders and the market that on the date hereof the Company’s board of directors has approved, pursuant to Article 21-A of the Company’s bylaws, the appointment of the members of the Independent Special Committee, which will assess the conditions of the proposed mergers of each of Tele Norte Leste Participações S.A. (“TNL”) and Coari Participações S.A. (“Coari”) into the Company, both disclosed in the Material Fact dated May 24, 2011, and submit its recommendations to the Company’s board of directors.

Alvaro Bandeira, Iran Siqueira Lima and José Claudio Rego Aranha will serve as members of the Independent Special Committee, all of whom are independent and have established experience and technical expertise, in accordance with the requirements of CVM Instruction No. 35/08 and the Company’s bylaws.

Mr. Álvaro Bandeira graduated from the Federal University of Rio de Janeiro (Universidade Federal do Rio de Janeiro) with a degree in economics and received a post-graduate degree in economic engineering and industrial administration from Instituto Alberto Luiz Coimbra de Pós-Graduação e Pesquisa de Engenharia – COPPE. He is currently the director responsible for retail at Ativa Corretora. Mr. Bandeira started his career in 1971 at Banco Brascan de Investimentos. He served as officer of macroeconomic studies at Ágora CTVM S.A. and Bradesco Corretora, officer at Senso Corretora de Valores, director of operations and vice-president of Banco Interunion S.A., director of securities at Stock S.A. and assistant director at Corretora Arbi S.A. He has worked in several companies, such as Banco de Investimentos Lar Brasileiro – CHASE, Banco Bamerindus de Investimentos and Lopes Filho e Associados – Consultores de Investimentos. He also served on the audit committee of Souza Cruz, was a member of the board of directors of BVRJ for 12 years, vice-president of the Syndicate of Brokers (Sindicato dos Corretores) for two terms, vice-president and president of Bolsa Brasileira de Futuros – BBF (RJ), for two terms, president, vice-president and executive officer of Abamec Rio for two terms, president of Abamec Nacional, vice-president of Apimec Nacional, president of Apimec Rio and president of Apimec Nacional. In 1996, Mr. Bandeira received the Analyst Securities Award (Prêmio Analista de Valores Mobiliários). In addition, Mr. Bandeira has been a member of the Capital Markets Disclosure Committee (Comitê de Divulgação do Mercado de Capitais), member of the Capital Markets Consultative Committee (Comissão Consultiva do Mercado de Capitais) and member of the MERCOSUL Commission of the BM&FBOVESPA.

Mr. Iran Siqueira Lima graduated from the State University of Rio de Janeiro (Universidade do Estado do Rio de Janeiro – UERJ) with a degree in economics and from UDF with a degree in accounting. He holds a masters and doctorate degree in accounting and controlling from the University of São Paulo (Universidade de São Paulo–USP) and post graduate degrees in economic engineering and industrial administration from UFRJ and in capital markets from the Universidade Cândido Mendes and Fundação Getúlio Vargas. He has specialized in the financial markets and completed several courses in the United States and Japan. Mr. Lima is currently retired from the Brazilian Central Bank. He worked as professor of the Actuary and Accounting Department of FEA/USP, chief financial officer of FIPECAFI – Fundação Instituto de Pesquisas Contábeis, Atuariais e Financeiras; chairman of the board of directors of IPECAFI – Instituto Brasileiro de Pesquisas Contábeis, Atuariais e Financeiras; chairman of the audit committee of Banco Itaú- Unibanco S/A and member of the audit committee of IBRI - Instituto Brasileiro de Relações com Investidores; managing partner of L&M – Consultores Associados S/C Ltda; member of the arbitration committee of the BM&FBOVESPA and of Fundação Getúlio Vargas; member of the listing committee (Bovespa-Mais) of the BM&FBOVESPA; member of the board of directors of ANEFAC – Associação Nacional dos Executivos de Finanças, Administração e Contabilidade; board member of IBMEC – Instituto Brasileiro de Mercado de Capitais; and business consultant in the financial area. He was chairman of the board of trustees of FIPECAFI – Fundação Instituto de Pesquisas Contábeis, Atuariais e Financeiras as well as of Fundação Instituto Capixaba de Pesquisas em Contabilidade, Economia e Finanças – FUCAPE. Mr. Lima served as executive officer of the capital markets area of Banco Cidade S.A/Banque Nationale de Paris-PNP. He was a member of the board of trustees of

Fundação CENTRUS – Fundação Banco Central de Previdência Privada and member of the board of directors of Ache Laboratórios Farmacêuticos S/A., the Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social), UNIPAR – União de Indústrias Petroquímicas S.A., Petroquímica União S/A - PQU, Telecomunicações Brasileiras TELEBRÁS, Telecomunicações de São Paulo S/A-TELESP. In addition, he has also been a member of the audit committees of Carbocloro S/A, Renault do Brasil S/A., Duratex S/A, and FUSP – Fundação de Apoio à Universidade de São Paulo. He was chief financial officer of Banco Crediplan S/A, IPECAFI – Instituto Brasileiro de Pesquisas Contábeis, Atuariáis e Financeiras and of Teleinvest Participações S/A and executive officer of the capital markets and supervision areas of the Brazilian Central Bank. He was an executive secretary of SETS – Secretaria de Controle e Orçamento das Empresas Estatais, CISE – Conselho Interministerial de Salários das Empresas Estatais and executive officer of economic, financial and investor relations at TELEBRÁS.

Mr. José Claudio Rego Aranha graduated from the engineering school of Universidade Federal Fluminense with a degree in mechanical industrial engineering. He holds an executive MBA in finances from COPEAD and a post-graduate degree in advanced industrial management, Research Institute for Management Science (74, Delft-Holland). He also studied in courses for Brazilian development and evaluator improvement, both at the Brazilian National Bank for Economic and Social Development, and management and planning at Indústria Petroquímica and Instituto Brasileiro de Petróleo. He has 30 years experience in the financial industry and has worked at the Brazilian National Bank for Economic and Social Development, as advisor to the financial and infrastructure officer and also as superintendent of the fixed income area, at Banco Nossa Caixa, as executive officer in the capital markets area, at BNDESPAR as an investment analyst, manager and chief officer. In addition, Mr. Aranha has worked as a project analyst at Petroquisa, planning engineer at Promom Engenharia, project analyst at Natron Engenharia, service department engineer at Caterpilla Brasil and project analyst at Tecnometal.

The Company will maintain its shareholders and the market informed regarding material events related to the mergers of TNL and Coari with and into Brasil Telecom, which mergers will be timely submitted to a shareholder vote at a meeting of the Company’s shareholders.

Rio de Janeiro, June 29, 2011.

Alex Waldemar Zornig

Investor Relations Officer

Brasil Telecom S.A.